FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-12

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 03/23/26 12:05:26 UTC-4:00
Subject:	WFCM 2026-C66 - PUBLIC NEW ISSUE **ANNOUNCEMENT/IPTs**

WFCM 2026-C66 - PUBLIC NEW ISSUE **ANNOUNCEMENT/IPTs**

$510.127MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, LLC, SG Americas Securities, LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., UBS Securities LLC and BMO Capital Markets Corp.
Co-Managers:	Academy Securities, Inc., Drexel Hamilton, LLC, Natixis Securities Americas LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/S&P/KBRA)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	UW NOI DY%	LTV%	IPT
A-1	AAAsf/AAA(sf)/AAA(sf)	$15.260	30.000%	2.79	1–60	16.8%	41.1%	Preplaced
A-SB	AAAsf/AAA(sf)/AAA(sf)	$20.154	30.000%	7.38	60–115	16.8%	41.1%	A5-5bps
A-4*	AAAsf/AAA(sf)/AAA(sf)	[$150.000]	30.000%	[9.66]	[115-117]	16.8%	41.1%	A5-2bps
A-5*	AAAsf/AAA(sf)/AAA(sf)	[$225.033]	30.000%	[9.77]	[117-118]	16.8%	41.1%	J+85A
A-S	AAAsf/AA+(sf)/AAA(sf)	$44.709	22.375%	9.85	118–119	15.2%	45.6%	J+115A
B	AA-sf/NR/AAA(sf)	$30.783	17.125%	9.90	119–119	14.2%	48.7%	J+145A
C	A-sf/NR/AA-(sf)	$24.188	13.000%	9.90	119–119	13.5%	51.1%	J+215A

*Sizes, WAL’s and Windows are subject to change as detailed in the attached Term Sheet

POOL BALANCE:	$586,352,904
NUMBER OF LOANS/PROPERTIES:	29 / 49
WA MORTGAGE INT. RATE:	6.2740%
WA CUT-OFF LTV:	58.8%
WA UW NCF DSCR:	1.64x
WA UW NOI DEBT YLD:	12.1%
WA ORIG TERM TO MATURITY:	120
TEN LARGEST LOANS:	67.0%

LOAN SELLERS:	WFB (35.8%), SGFC (20.4%), JPMCB (13.3%), UBS AG (4.9%), BMO (4.6%), BSPRT (4.2%), LMF (2.3%), SMC (1.9%) AND NREC (0.9%)
TOP 5 STATES:	NY (13.6%), VA (11.6%), AK (10.3%), FL (9.7%), CO (9.4%)
TOP 5 PROPERTY TYPES:	RT (20.2%), OF (19.7%), SS (18.5%), MF (13.1%), HT (9.9%)

RISK RETENTION:	HORIZONTAL

MASTER SERVICER:	Trimont LLC
SPECIAL SERVICER:	LNR Partners, LLC
TRUSTEE:	Deutsche Bank National Trust Company
CERT ADMIN:	Computershare Trust Company, National Association
OPERATING ADVISOR:	BellOak, LLC
INITIAL CONTROLLING CLASS REP:	CMBS 4 Sub 14, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	Week of March 23, 2026
ANTICIPATED SETTLEMENT:	April 21, 2026

THIRD PARTY PASSWORDS:
Bloomberg:
Dealname:
Password:

Trepp:
Dealname:
Password:

Intex:
Dealname:
Password:

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.

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